Exhibit 10.2

Summary of Director Compensation

Compensation for non-employee Directors is as follows:

1. Annual retainer - $9,600

2. Committee Member fee - $8,000

3. Committee Chairman fee - $16,000

All amounts are paid monthly on a pro rata basis. Directors living outside the Tulsa area are reimbursed for their travel expenses related to attending Board meetings and the Annual Shareholder Meeting.